Exhibit 10.2.8

Private & Confidential

CAPITAL ONE FINANCIAL CORPORATION

2004 Stock Incentive Plan

Performance Unit Award Agreement

No. of Performance Units:

THIS AGREEMENT, dated December 10, 2007 (the “Date of Grant”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One”, or the “Company”), and                                  (“you”), is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan, as amended and restated (the “Plan”) and all terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless they are otherwise defined herein.

WHEREAS, Article 9 of the Plan provides for the award from time to time in the discretion of the Capital One Board of Directors (the “Board”) or its Compensation Committee (the “Committee”) of performance units, the vesting and issuance of which are subject to certain service, performance or other conditions;

WHEREAS, through the grant of these performance units, Capital One recognizes your past service to the Company, and hopes to encourage and retain these services, to give you a proprietary interest in the Company’s success, and to align your interests with those of the Company’s stockholders;

WHEREAS, Capital One and you recognize that if you engage in certain activities during or following the termination of your employment with the Company as described herein, Capital One will no longer benefit from your services, your interests will no longer be aligned with the interests of the Company, and that, under these circumstances, the Company will not receive a return benefit from the grant of the performance units and, therefore, you should no longer be entitled to retain the benefits of such grant;

W I T N E S S E T H :

1. Grant of Performance Units. Pursuant and subject to the terms and conditions set forth in this Agreement and in the Plan, Capital One hereby grants to you a target award of                      performance units (the “Target Amount”) with a maximum award of                      performance units (the “Units”) as set forth in Section 3 below.

2. Non-Transferability. Subject to the provisions of Section 3 hereof, the right to receive some or all of the Units and the underlying Shares related thereto shall not be assignable or transferable, or otherwise alienated or hypothecated or otherwise encumbered under any circumstances. Any purported or attempted assignment, transfer, alienation, pledge, hypothecation or encumbrance of such rights or of the Units or the underlying Shares related thereto prior to their issuance to you shall be null and void and shall result in the immediate forfeiture of such rights or Units, including the underlying Shares, and cancellation of this Agreement.

3. Lapse of Restrictions.

(a)	Vesting. Except as provided in subsections 3(b) and 3(c) below, the Units shall, to the extent not theretofore vested or forfeited as provided herein, vest on a date as determined by the Committee after termination of the Performance Period (as defined below) and certification of performance by the Committee, but no later than March 15, 2011, (the “Vesting Date”) based on the Company’s total return on its common stock in the form of dividends and capital gains calculated based on the 30 calendar day average closing price for the Company’s common stock at the beginning (for the 30 calendar day period of 12/1/2007 – 12/31/2007) and end (for the 30 calendar day period of 12/1/2010 – 12/31/2010) of the 3-year period beginning January 1, 2008 and ending December 31, 2010 (the “Performance Period”) relative to the total return on the common stock in the form of dividends and capital gains of the companies listed in Appendix B attached hereto (the “Peer Group”) during the Performance Period, excluding any such companies that, as of the end of the Performance Period, are no longer independent companies, and as certified by the Committee following the end of the Performance Period. In the event that the Performance Period should end early (e.g. on a Change of Control) performance shall be determined using the 30 calendar day period prior to the revised Performance Period end date. The number of Units that shall vest on the Vesting Date based on the Company’s total return on its common stock shall be from 0 to 200% of the Target Amount based on the percentile rank of the Company’s total return as compared to the total return of each company in the Peer Group (as set forth on Appendix A), with 200% of the Target Amount vesting where the Company’s total return is superior to the total return of each company in the Peer Group. Likewise, 100% of the Target Amount shall vest where the Company’s total return is at the median of the total returns of the companies in the Peer Group. No amounts shall vest where the Company’s total return is less than the total return of each company in the Peer Group. Award amounts are interpolated on a straight line basis between points

With respect to any Units that have vested on the Vesting Date, the underlying Shares related thereto shall be issued to you, in settlement of such vested Units, on such Vesting Date. Dividends will be accrued and paid out as additional shares at the time of the award. All Units, including your rights thereto and to the underlying Shares, that do not vest on or before the Vesting Date, as provided in this Section 3, to the extent not previously forfeited as provided herein, shall immediately be forfeited as of such Vesting Date.

The vesting of the Units and the issuance of the underlying Shares shall be subject to Sections 7 through Section 12 of this Agreement.

(b)	Effect of Termination of Employment.

(i) Upon your termination of employment with Capital One for any reason other than death, Disability or by Capital One not for “Cause” (as defined below), prior to the Vesting Date all Units, to the extent not theretofore vested as provided herein, shall immediately be forfeited.

(ii) Upon your termination of employment by Capital One not for “Cause” (as defined below) or upon your Disability on or before December 31, 2010, the number of Units that will vest and the number of underlying Shares that will become issuable to you shall be equal to the product of (x) the number of Units that would have vested on the Vesting Date if you had remained employed with the Corporation through December 31, 2010, and (y) a fraction, the numerator of which is the number of complete months from January 1, 2008 through the date of termination of your employment and the denominator of which is 36. Such Units shall vest and the underlying Shares shall become issuable to you on the Vesting Date. Upon your termination of Capital One not for “Cause” (as defined below”) or upon your Disability on or after January 1, 2011, but prior to the Vesting Date, the number of Units that shall vest on the Vesting Date and the number of underlying Shares that shall be issuable to you shall be as calculated in 3(a) above.

For the purposes of this Agreement, “Cause” shall be defined as the willful and continued failure by you to perform substantially your duties with the Company or any affiliated company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board, the Committee, or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board, the Committee or the Chief Executive Officer of the Company believe that you have not substantially performed your duties, or the willful engaging by you in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section (b)(ii), no act or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the affiliated companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company (unless you are the Chief Executive Officer at the time of any such instruction) or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding you, if you are a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the you and you are given an opportunity, together with your counsel, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, you are guilty of the conduct described in this Section (b)(ii) , and specifying the particulars thereof in detail.

(iii) Upon your death on or prior to December 31, 2010, the Units shall immediately vest and the underlying shares shall be immediately issuable to you on the vesting date as described in this Section 3(b)(iii); provided that the number of such Units and such underlying Shares shall be equal to the product of (x) the Target Award amount as specified above and (y) a fraction, the numerator of which is the number of complete months from January 1, 2008, through the date of such death and the denominator of which is 36; and provided further that in such case the Vesting Date shall be as soon as practicable following your death and in all events on or before March 15 of the year following the year of such death. Upon your death on or after January 1, 2011, but prior to the Vesting Date, the number of Units that shall vest and the number of underlying Shares that shall be issuable to you shall be as calculated in 3(a) above.

(c)	Effect of Change of Control. Upon a Change of Control, as defined in the Plan, the Units shall vest and the underlying Shares shall become issuable to you in full after the closing date of the transaction giving rise to the Change in Control, provided that, after such Change of Control, the number of Units that shall vest and the number of underlying Shares that shall be issuable to you shall be calculated based on a performance period from January 1, 2008 through the closing date of the transaction giving rise to the Change in Control; and provided further that the Vesting Date in such case shall be as soon as practicable after the closing date of the transaction and certification of performance by the Committee, and in all events on or before March 15 of the year following the year of such Change of Control.

4. Six-Month Deferral. Notwithstanding anything to the contrary in this Agreement, with respect to any Units that have vested on the respective Vesting Date, the underlying shares related thereto shall be issued to you, in settlement of such vested Units, on the first day that is at least six (6) months after your employment with the Company is terminated for any reason to the extent required to comply with Section 409A of the Internal Revenue Code (the “Code”).

5. Prohibition of Tax Election. You shall not attempt or purport to elect under Section 83(b) of the Code to pay income tax at the time of the grant of your Performance Units, and any such attempted or purported election shall result in the immediate forfeiture and cancellation of all Performance Units granted to you under this Agreement.

6. Dividends. Dividends with respect to the Shares shall accrue beginning on January 1, 2008, through the applicable Vesting Date when the Shares underlying the Units are delivered, at which time such accrued dividends shall be paid out in the form of additional shares of common stock of the Corporation based on the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the business day prior to the Vesting Date. The accrued dividends that shall be paid out to you shall be only such amount that has accrued with respect to the Shares underlying the Units that vest on the Vesting Date.

[7. Confidentiality Requirements.

(a)

Upon the termination of your employment with Capital One (for any reason) or at any other time upon Capital One’s request, you agree to deliver immediately to Capital One the originals and all copies of all memoranda, notes, documents, business plans, customer lists, computer programs and any other records or property of any kind in any media received, possessed, used, reviewed, made or compiled by you during the course of your employment with Capital One which contain or constitute Confidential Information (as defined below). You agree to inform Capital One immediately of the existence of all such information located on the memory of any computer or other electronic data storage devices or media you may use other than Capital One computers or storage devices and, if so requested by Capital One, to permanently delete or return such information. You further agree that, during your employment and at all times thereafter, you are not authorized to and that you will not post or otherwise display any Confidential Information on publicly accessible portions of the Internet or similar media, that you are not authorized to and will not electronically transmit Confidential Information (as defined below) to third parties except in furtherance of your work for Capital One, and that you are not authorized to and will not alter, modify, restrict access to, destroy or erase Confidential Information (as defined below) from any Company electronic storage device except in furtherance of your work for Capital One. Upon request from Capital One, within ten (10) days of such request you will provide Capital One with written certification that you have complied with the provisions in this Section 7(a).

(b)	In addition, you agree not to use for your own benefit or for the benefit of others (including in any future employment, work or business), or divulge to others, in any manner whatsoever, any of Capital One’s Confidential Information (as defined below), except for your work for Capital One or as expressly authorized by Capital One. This restriction on use and disclosure of Confidential Information (as defined below) is not limited to any geographic, functional, or, except as provided below, temporal limitations. In the event you are requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose Confidential Information (as defined below), you will immediately notify Capital One of such request and will not disclose any Confidential Information (as defined below) unless so ordered by a Court or other authorized tribunal or until Capital One has expressly authorized you to do so in writing or has had a full opportunity to object to such a request and to litigate the matter. You will further cooperate with Capital One in seeking the confidential treatment of any Confidential Information (as defined below) that is ordered or authorized to be disclosed. This Agreement is not intended to override any disclosure obligations you may have under law but is intended, to the largest extent possible, to require the preservation of Capital One’s information in the strictest confidence and protection from disclosure to Capital One’s competitors. To the extent that after your employment terminates for any reason you reside in a jurisdiction that requires a temporal limitation on the obligation not to use or disclose confidential information that does not fully qualify for protection as a trade secret, the obligation not to use or disclose such information shall remain in effect for three years after the termination of your employment. Your obligation not to use or disclose information that does qualify for protection as a trade secret shall remain in effect until such information becomes generally known through no fault of yourself or others who are under duties of confidentiality to Capital One.

(c)

For purposes of this Agreement, “Confidential Information” shall mean information, knowledge, data, specialized training, or other information that derives actual or potential value from the fact that it is not generally known to members of the general public, which concerns the business or affairs of Capital One or Capital One’s customers. Confidential Information includes, but is not limited to, information relating to any line of business engaged in or planned or under active consideration to be entered into by Capital One, such as information regarding business plans, strategies, and products; work product; trade secrets; test results; discoveries; customer lists; information regarding customer needs and preferences and Capital One’s strategies for satisfying them; supplier and vendor capabilities and agreements; databases; computer programs; frameworks; models; credit policies and practices; collection, repossession and recovery policies and practices; marketing, selling and operating policies, practices, and strategies; policies, practices, and strategies concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured lending accounts, automobile loan or lease accounts and other accounts relating to consumer, small business and commercial products and services.

8. Duty to Notify of New Employment.

(a)	To enable Capital One to protect its legitimate interests and enforce its rights under this Agreement, you agree to notify Capital One in writing before the termination of your employment with Capital One as to the identity of any employer or other entity for which you will perform services, as an employee or in any other capacity, for pay or otherwise, and to provide Capital One with a brief description of the services that you will perform. You agree to update this description as the services that you perform change for a period of two years from the Vesting Date.

(b)	You further agree that at any time during your employment with Capital One, in addition to the notices required by Section 8 (a), Capital One may request from you information to permit it to determine whether you are in compliance with this Agreement. Within five (5) business days after receiving such a request from Capital One, you will provide Capital One with such information as Capital One may from time to time reasonably request to determine your compliance with the terms of this Agreement. You authorize Capital One to contact your future employers and other persons and entities with whom you engage in any business relationship to determine your compliance with this Agreement or to communicate the contents of this Agreement.

9. Competitive Actions. For purposes of this Agreement, you have engaged in a “Competitive Action” if, from the period beginning on the Date of Grant and ending on the two-year anniversary of the Vesting Date, either directly or indirectly, and whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, if you (a) engage in or direct any business activities, in or directed into any geographical area where the Company is engaged in business, any business activities which are competitive with any business activities conducted by the Company in such geographical area; (b) on behalf of any person or entity engaged in business activities competitive with the business activities of the Company, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as an agent of, the Company to terminate such person’s employment or agency relationship, as the case may be, with the Company; or (c) divert, or attempt to divert, any person, concern or entity from doing business with the Company or attempt to induce any such person, concern or entity to cease being a customer of the Company; provided that, notwithstanding the foregoing, you shall not be deemed to have engaged in such Competitive Action if you are terminated by the Company without Cause following a Change of Control.

10. Notice. While you are employed by Capital One, you agree to give Capital One three (3) months’ notice before engaging in any activities described in Section 9(a) above. During this notice period, you will continue to be an employee of Capital One, subject to the same legal duties and responsibilities

(contractual or otherwise) to which you were bound before the notice period. You will continue to receive your base salary and certain benefits, but will not receive any payments or distributions or accrue any rights to a bonus. You may not undertake to work other than for Capital One without the Company’s written consent at this time. During some or all of this notice period, Capital One may direct you:

a. not to attend the workplace;

b. not to contact or have any communication with its clients or customers;

c. not to contact or have any communication with any employee, contractor, consultant, or officer of Capital One;

d. not to perform the duties of your position or become involved in any aspect of Capital One’s database;

e. to perform your duties from home;

f. to assist Capital One in arranging a proper handover of your duties, including clients, customers and business; or

g. any combination of the above.

You agree that, by assigning you different responsibilities and/or duties during the notice period than those that you had prior to the notice period, Capital One is not in breach of any duties and/or responsibilities (contractual or otherwise) that it has to you.

11. Cessation of Vesting; Recapture. If the Committee, in its sole and absolute discretion, determines that you have engaged in the activities described in Sections 7(b) or 9 above prior to the Vesting Date, the Units will expire and the underlying Shares will not be isuable to you. If the Committee determines, in its sole and absolute discretion, that you have engaged in such activities in the two year period beginning on the Vesting Date and ending on the two year anniversary of the Vesting Date, it may, in its sole and absolute discretion, instruct you to immediately pay to the Company the entire value on the Vesting Date of the Units and underlying Shares. All determinations of the Committee shall be final, binding, and conclusive. The remedies listed in this Section 11 shall be in addition to, and not in place of, the remedies listed in Section 12 below. This paragraph is not a liquidated damages provision, but recognition of the fact that, by engaging in the activities described in Sections 7(b) and 9 above, your interests are no longer aligned with Capital One and, under such circumstances, Capital One would not receive a return benefit for the grants described herein.

12. Irreparable Harm; Injunctive Relief. You acknowledge and agree that your violation of Sections 7, 8, and 10 of this Agreement will cause immediate, substantial and irreparable harm to Capital One which cannot be adequately redressed by monetary damages alone. In the event of your violation or threatened violation of Sections 7, 8 and 10, you agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief, including, without limitation, temporary, preliminary and permanent injunctive relief, return of property, and specific performance, from any court of competent jurisdiction to enforce these provisions.]

13. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Board or the Committee and subject to the Board’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided that changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

14. Tax Withholding. If you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a)	by cash or check payment;

(b)	if the Performance Units have vested, by instructing the Plan administrator to sell that number of underlying Shares having a Fair Market Value equal to the amount required to be withheld and to deliver the proceeds thereof to Capital One; or

(c)	by such other methods as Capital One may make available from time to time.

15. Governing Law. This Agreement shall be governed by federal law and, to the extent not preempted thereby, by the laws of the State of Delaware. Capital One and you hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in any city or county of Delaware for resolution of any and all claims, causes of action or disputes arising out of this Agreement. You and Capital One agree that the court shall not set aside the Committee’s determinations unless there is clear and convincing evidence of bad faith or fraud.

16. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of this Agreement shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

17. Bound by Plan. In consideration of the grant of the Units and the underlying shares, you agree that you will comply with such conditions as the Board of Directors and the Committee may impose on the vesting of the Units and the issuance of the underlying Shares and be bound by the terms of the Plan.

18. Employment Status. This Agreement does not constitute a contract of employment nor does it alter your terminable at will status or otherwise guarantee future employment.

19. Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

Capital One from time to time distributes and makes available to associates a disclosure document relating to the Plan. You may also contact the HR Help Center to obtain a copy of the Plan disclosure document and the Plan. You should carefully read the Plan disclosure document and the Plan. By accepting the benefits of this Performance Unit grants you acknowledge receipt of the Plan and the Plan disclosure document and agree to be bound by the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Matthew Schuyler
Matthew Schuyler Chief Human Resources Officer

APPENDIX A

Percentile Achievement Relative to Peer Group	Percent of Target Shares Awarded
0	0%
1	2%
2	4%
3	6%
4	8%
5	10%
6	12%
7	14%
8	16%
9	18%
10	20%
11	22%
12	24%
13	26%
14	28%
15	30%
16	32%
17	34%
18	36%
19	38%
20	40%
21	42%
22	44%
23	46%
24	48%
25	50%
26	52%
27	54%
28	56%
29	58%
30	60%
31	62%
32	64%
33	66%
34	68%
35	70%
36	72%
37	74%
38	76%
39	78%
40	80%
41	82%
42	84%
43	86%
44	88%
45	90%
46	92%

47	94%
48	96%
49	98%
50	100%
51	102%
52	104%
53	106%
54	108%
55	110%
56	112%
57	114%
58	116%
59	118%
60	120%
61	122%
62	124%
63	126%
64	128%
65	130%
66	132%
67	134%
68	136%
69	138%
70	140%
71	142%
72	144%
73	146%
74	148%
75	150%
76	152%
77	154%
78	156%
79	158%
80	160%
81	162%
82	164%
83	166%
84	168%
85	170%
86	172%
87	174%
88	176%
89	178%
90	180%
91	182%
92	184%
93	186%
94	188%
95	190%
96	192%
97	194%
98	196%
99	198%
100	200%

APPENDIX B

PEER COMPANY LIST

AMERICAN EXPRESS CO

BB&T CORP

BANK OF AMERICA

CITIGROUP

COUNTRYWIDE

FIFTH THIRD BANCORP

FEDERAL HOME LOAN MORTGAGE CORP. (FREDDIE MAC)

JP MORGAN

KEYCORP

NATIONAL CITY CORP

PNC FINANCIAL

SLM CORPORATION

SUNTRUST BANKS INC

US BANCORP

WACHOVIA CORP

WASHINGTON MUTUAL INC

WELLS FARGO & CO